EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874 and 333-207894) of our reports dated May 26, 2023, with respect to the consolidated financial statements of Deckers Outdoor Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
May 26, 2023